Exhibit (g)(2)

Exhibit B to the Custody Servicing Agreement

Series where Fee Schedule Exhibit C applies

Innovator IBD® 50 ETF (formerly, Innovator IBD® 50 Fund)

Innovator IBD® ETF Leaders ETF

Innovator Loup Frontier Tech ETF

Innovator IBD® Breakout Stocks ETF

Series where Fee Schedule Exhibit C-1 applies

Innovator S&P 500 Ultra ETF (July Series)

Innovator S&P 500 Ultra ETF (October Series)

Series where Fee Schedule Exhibit C-2 applies

Innovator S&P 500 Buffer ETF (July Series)

Innovator S&P 500 Buffer ETF (October Series)

Series where Fee Schedule Exhibit C-3 applies

Innovator S&P 500 Power Buffer ETF (July Series)

Innovator S&P 500 Power Buffer ETF (October Series)

Series where Fee Schedule Exhibit C-4 applies

Innovator S&P 500 Ultra Buffer ETF (July Series)

Innovator S&P 500 Ultra Buffer ETF (October Series)